                                                                       EXHIBIT 3


                           IRREVOCABLE PROXY AGREEMENT

         THIS IRREVOCABLE PROXY AGREEMENT (the "Agreement"), dated as of November 25, 1997, made by and between BUDGET GROUP, INC., a Delaware corporation ("Budget"), and the undersigned shareholder ("Shareholder") of Cruise America, Inc., a Florida corporation ("Company");

                              W I T N E S S E T H:

         WHEREAS, Company, Budget and CA Acquisition Corporation, a Florida corporation and a direct or indirect wholly owned subsidiary of Budget ("Sub"), are contemporaneously herewith entering into a Merger Agreement dated of even date herewith (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Sub with and into Company (the "Merger") in which each share of Common Stock of Company, par value $.01 per share (the "Shares"), would be converted into the right to receive shares of the Class A Common Stock of Budget as set forth in Section 1.2 to the Merger Agreement and Company would become a direct or indirect wholly owned subsidiary of Budget;

         WHEREAS, Shareholder is the owner of Shares, including the Shares set forth opposite his name on Exhibit A hereto, and desires to enter into this Agreement in order to induce Budget to enter into the Merger Agreement; and

         WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Budget has requested that Shareholder agree, and Shareholder hereby agrees, to grant Budget an irrevocable proxy with respect to Shareholder's Shares (as defined below) in accordance with the terms hereof.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. DEFINITIONS. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         2. SHAREHOLDER'S SHARES. For all purposes of this Agreement, the term "Shareholder's Shares" shall include the Shares set forth on Exhibit A and any other Shares of which Shareholder currently has beneficial ownership or obtains beneficial ownership during the term of this Agreement and shall further include any securities issued or exchanged with respect to such Shareholder's Shares upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of Company or any other change in Company's capital structure.

         3. REVOCATION OF PROXIES; GRANT OF PROXY. Shareholder hereby revokes any and all previous proxies with respect to Shareholder's Shares. Subject to the terms and conditions hereof, Shareholder hereby appoints Budget, with full power of substitution, as proxy holder to represent and to vote Shareholder's Shares in favor of the Merger Agreement and the Merger (including with respect to any procedural matters related thereto), at any meeting (whether special or annual, and whether or not adjourned) or by written action of the shareholders of Company. THE AUTHORITY GRANTED HEREUNDER (THE "PROXY") SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE AND DEEMED TO BE COUPLED WITH AN INTEREST SUFFICIENT IN LAW AS REQUIRED BY SECTION 607.0722(5) OF THE FLORIDA BUSINESS CORPORATION ACT. The Proxy shall be effective until the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms (the "Termination Date").

         4. ACQUISITION PROPOSALS. Unless and until the Merger Agreement shall have been terminated by either party pursuant to the terms thereof, Shareholder will not (and will cause its subsidiaries, affiliates, officers, directors and employees and any investment banker, attorney, accountant or any other agent retained by such Shareholder not to), directly or indirectly solicit, initiate or encourage the submission of any Acquisition Proposal. Shareholder shall (i) promptly advise Budget orally and in writing of (A) the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (B) the material terms and conditions of such Acquisition Proposal or inquiry, and (C) the identity of the person or entity making any such Acquisition Proposal or inquiry, and (ii) keep Budget reasonably informed of the status and details of any such Acquisition Proposal or inquiry.

         5. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. Shareholder hereby represents and warrants to Budget as follows:

                  (a) Shareholder has all necessary power, capacity and authority to enter into this Agreement and is the sole beneficial owner of Shareholder's Shares. Shareholder has good and valid title to Shareholder's Shares, free and clear of any and all claims, liens, charges, pledges, assessments, options, equities, encumbrances and security interests whatsoever, except for the bona fide pledge of 100,000 Shares pursuant to a pledge agreement in which Shareholder has retained the voting power over the Shares. Except as specifically provided by this Agreement, none of Shareholder's Shares is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of Shareholder's Shares. Shareholder's Shares are validly issued and outstanding, fully paid and non-assessable with no personal liability attaching to the ownership thereof.

                  (b) This Agreement has been duly authorized, executed and delivered by Shareholder and constitutes the valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

                  (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of or entitle any person to accelerate any obligation under or pursuant to, any contract, commitment, agreement,




                                      -2-
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understanding, mortgage, lien, lease, instrument, order, award, judgment or decree to which Shareholder is a party or by which he or any of his assets or Shareholder's Shares are bound or subject.

                  (d) Neither the execution and delivery of this Agreement, nor the performance by Shareholder of Shareholder's obligations hereunder, will violate any provision of law applicable to Shareholder.

                  (e) No investment banker, broker or finder is entitled to any commission or fee in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of Shareholder.

                  (f) The Proxy granted hereunder is legal, valid and effective and will confer upon the designated proxy or its substitute all of the voting power of Shareholder's Shares under law and Company's Articles of Incorporation and Bylaws with respect to the matters specified in Section 3 hereof until the Termination Date.

         6.       COVENANTS OF SHAREHOLDER.

                  (a) Shareholder hereby covenants and agrees with Budget that, until the Termination Date, except pursuant to the Merger, Shareholder will not directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares, or (ii) except for the sale, transfer, assignment or other disposition of no more than 20,000 Shares in the aggregate after the date hereof and prior to the period commencing 30 days before the Effective Time, acquire or sell, assign, transfer, pledge, encumber or otherwise dispose of any Shares, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, encumbrance or other disposition of any Shares.

                  (b) Shareholder has executed this Agreement in his capacity as a Shareholder of Company and not in his capacity as an officer or director of Company. Without limiting the foregoing, nothing herein shall limit or affect any actions taken by Shareholder in his capacity as an officer or director of Company in exercising Company's rights under the Merger Agreement.

         7. REMEDIES. The parties hereto agree that if for any reason Budget or Shareholder shall have failed to perform their respective obligations under this Agreement, then any party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Agreement.



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




         8.       MISCELLANEOUS.

                  (a) This Agreement shall not be assignable by Shareholder. This Agreement shall be binding upon Shareholder and Shareholder's heirs, successors and assigns by will or by the laws of descent.

                  (b) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

                  (c) All costs and expenses (including legal fees) incurred in connection with this Agreement shall be paid by the party incurring such expense.

                  (d) From time to time, and without further consideration, each party will execute and deliver to the other such documents and take such action as the other may reasonably request in order to consummate more effectively the terms of this Agreement.

                  (e) All authority herein conferred or agreed to be conferred by Shareholder shall survive Shareholder's death or incapacity. This Agreement constitutes the sole understanding of the parties hereto with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between or among the parties executed with or after this Agreement or any written agreement pertaining to another subject matter.

                  (f) All notices, requests, consents and other communications hereunder shall be in writing and delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service, postage or fees prepaid, addressed as follows:

                  (i)      If to Budget:

                           Budget Group, Inc.
                           4225 Naperville Road
                           Lisle, Illinois 60532
                           Attention:  Mr. Robert L. Aprati
                           Executive Vice President, General Counsel and
                           Secretary
                           Telefax No.:  (630) 955-7810

                           with a copy to:

                           King & Spalding
                           191 Peachtree Street
                           Atlanta, Georgia 30303
                           Attention:  Mr. C. William Baxley
                           Telefax No.:  (404) 572-5100




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

                  (ii)     If to Shareholder to:

                           Randall S. Smalley
                           c/o Cruise America, Inc.
                           11 West Hampton Avenue
                           Mesa, Arizona  85210
                           Telefax No.:  (602) 464-7302

                           with a copy to:

                           Greenberg Traurig Hoffman Lipoff Rosen & Quentel,
                           P.A.
                           1221 Brickell Avenue
                           Miami, Florida 33131
                           Attention: Mr. Kenneth C. Hoffman
                           Telecopy No.:  (305) 579-0717


                  (g) THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                  (h) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                  (i) The headings contained herein are for convenience of reference only and shall not affect the meaning or interpretation hereof.













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         IN WITNESS WHEREOF, Budget and Shareholder have caused this Agreement to be signed as of the date first above written.


                                      BUDGET GROUP, INC.


                                      By:  /s/ Scott R. White
                                           -------------------------------
                                           Name:  Scott R. White
                                           Title: Executive Vice President


                                      SHAREHOLDER:

                                       /s/ Randall S. Smalley
                                      -----------------------------------
                                      Name: Randall S. Smalley

                                    EXHIBIT A



                                            Shares
                                            of
Shareholder                                 Common Stock
-----------                                 ------------

Randall S. Smalley
custodian for Carrie E.
Smalley                                       2,600

Randall S. Smalley
custodian for Courtney
M. Smalley                                    2,600

Randall S. Smalley                          220,007

Randall S. Smalley                            3,900

Randall S. Smalley
custodian for Randall S.
Smalley Jr.                                   2,600

Randall S. Smalley
custodian for Rebecca
Smalley                                       2,600

Diane Smalley                                12,477

Randall S. Smalley
(held in street name)                        22,700

Randall S. Smalley
(IRA)                                         3,500


TOTAL                                       272,984
=====                                       =======
